EXHIBIT 23.4
[Letterhead of DeGolyer & MacNaughton]
February 10, 2006
Riata Energy Inc.
701 S. Taylor, Suite 390
Amarillo, Texas 79701
Ladies and Gentlemen:
     We consent to the use of the name of DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our “Appraisal Report as of September 30, 2005 on Certain Properties in Rio Blanco County, Colorado owned by Riata Energy SEC Price Case,” “Appraisal Report as of September 30, 2005 on Certain Properties owned by Riata Energy SEC Price Case,” “Appraisal Report as of September 30, 2005 on Certain Properties owned PetroSource Energy Company,” “Appraisal Report as of June 30, 2005 on Certain Properties owned by Riata Energy SEC Price Case,” “Appraisal Report as of December 31, 2003 on Certain Properties owned by Riata Energy SEC Price Case,” “Appraisal Report as of December 31, 2004 on Certain Properties owned by Riata Energy SEC Price Case,” and “Appraisal Report as of December 31, 2004 on Certain Properties owned by PetroSource Energy Company” under the headings “Summary Operating and Reserves Data,” “Proved Reserves,” and “Experts” in the Shelf Registration Statement on Form S-1 to be filed on or about February 10, 2006 (including any amendments thereto, collectively, the “Form S-1”) and under the heading “20. Supplemental Information on Oil and Gas Producing Activities (unaudited)” in the notes to the financial statements included in the Form S-1.
     We further consent to the reference to our firm as experts under the heading “Experts” in the Form S-1 and the associated prospectus.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON